EXHIBIT 99.1

BROADCASTER, INC. ANNOUNCES CHANGES IN ITS BOARD OF DIRECTORS

CHATSWORHTH (CA) – (MARKET WIRE) – February 8, 2008 – Broadcaster, Inc. (OTC Other: BCAS - News), today announced that Arthur Camiolo and Lawrence R. Johnson joined its Board of Directors, to serve in accordance with the Certificate of Incorporation and By-laws of the Corporation.

“I am extremely pleased that Art Camiolo and Larry Johnson have agreed to join the Board of Directors” said Martin Wade, Chief Executive Officer and Chairman of the Board. Mr. Wade added, “They both have demonstrated in their careers outstanding judgment in the areas of corporate growth and good governance.”

Mr. Camiolo has over thirty years experience in broadcast radio management. His acquired knowledge and expertise in radio station operations and management includes: local and national sales, budgeting, research, promotions, union relations and negotiations, FCC law, station construction and station acquisition. Since 2005 he has been the President of Art Camiolo Broadcast Management, a consultant to select broadcast and internet companies. From 2003 until 2005 he was the President and Chief Operating Officer of Levas Communications, a three station group in Philadelphia and South Carolina. His peers have recognized his leadership by his election to executive positions with the Philadelphia and New Jersey State Broadcasters Associations.

Mr. Johnson has over 30 years of senior level business advisory experience in strategic business consulting, and investment banking. Since 2004, Mr. Johnson has been the Chief Executive Officer of LR Johnson Associates LLC, a specialty food distribution company. From 2006 until 2007, Mr. Johnson also served as the interim Chief Executive Officer of MRC Group LLC. From 2001 until 2004 he was a managing director of Hankin &Co., where he was responsible for managing and originating buy and sell side M&A transactions and capital raising assignments. He was a Managing Director in the Corporate Finance Department of Deloitte Touche, where he provided merger and acquisition advisory assistance and business and financial planning advice to both Fortune 500 and middle market clients in the consumer products and restaurant industries. He developed a corporate finance practice in the firm’s Chicago Office during his first year and was subsequently asked to help build the firm’s practice in Los Angeles. While there he worked on a number of assignments for several of the firm’s Fortune 100 food industry clients, including a major processor and distributor of poultry products, a major national and a regional grocery retailer, and several national and regional casual dining restaurants. In addition to serving as a Vice President at First National Bank of Chicago, Mr. Johnson also has experience as a management consultant for the firms of Cresap, McCormick & Paget and Touche Ross & Company. A Louisiana native, he is a graduate of Boston College and also has an MBA from Columbia University.